Exhibit 99.1 Selected Portions Of Information That The Registrant Expects To Disclose To Certain Investors On April 26, 2006

Constar International, Inc.

April 26, 2006

December 31, 2005 Material Weaknesses

•	Financial statement close and reporting process (adjustments of our preliminary results to arrive at our final results of approximately $2 million were recorded at December 31, 2005)

•	Accounting for income taxes

•	Accounting for inventory (adjustments of our preliminary results to arrive at our finals results of less than $1 million were recorded at December 31, 2005)

Liquidity Update (availability varies on a daily basis)

•	March 31, 2006 liquidity was $47.4 million, with cash of $7.9 million

•	April 25, 2006 liquidity was $52.3 million, assuming cash of $7.9 million, which was the cash balance at the last month-end, March 31, 2006

2006 Capital Expenditures and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)*

•	Capital expenditures estimated at $30-35 million

•	Credit agreement EBITDA of $58-62 million

New business Gains and Diversification

•	Approximately 30% unit custom growth projected for 2006

•	Supply of three new contracts has begun, two in the second quarter

•	One of our major water customers (less than 5% of our estimated unit volume) has taken about 30-40% of their business in house.

*	Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the following reconciliation of Credit Agreement EBITDA to net income (loss).

Forecasted Full Year 2006 Credit Agreement EBITDA Reconciliation

($ amounts in millions)

Forecasted 2006 Net Loss	($10.2) to ($14.2)

Depreciation	$34.0
Interest Expense	$38.0
Tax Expense	$1.0

Forecasted 2006 EBITDA	$58.8 to $62.8

Adjustments under Credit Agreement	($0.8)

Forecasted 2006 Adjusted EBITDA	$58.0 to $62.0

Forecasted Interest Expense is based on interest rates as of December 31, 2005

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this Exhibit 99.1 consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this Exhibit 99.1 or the actual results of operations or financial condition of the Company to differ include the success of the Company’s strategic pricing initiative, the Company’s ability to expand sales of custom products and to improve the operating performance of its European business. Other important factors are discussed under the caption “Cautionary Statement Regarding Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.